Exhibit 10.1

Godo Kaisha (“G.K.”) interest sale and purchase agreement

By and between

SPI Solar Japan G.K.,

As Purchaser,

And

RE Capital Pte. Ltd,

As Seller,

Date as of

15th April, 2015

Godo Kaisha (“G.K.”) interest sale and purchase agreement

RE Capital Pte. Ltd., a company incorporated under a laws of Singapore having its official address at 133 New Bridge Road #25-08, Chinatown point, Singapore (hereinafter called seller),

And,

SPI Solar Japan GK, a company incorporated under the laws of Japan having its official address at Room 1003, 1-18-6, Nishishinbashi, Minato-Ku, Tokyo, Japan (hereinafter called purchaser),

Hereinafter referred to individually as “Party” or collectively as the “Parties”

RECITALS

WHEAEAS seller would like to sell its entire Godo Kaisha (“G.K.”) interest of projects as described at Annex (“Projects”).

WHEAEAS purchaser has interest to acquire the entire G.K. interests of the projects from seller at its current status.

Detailed descriptions of the projects are as referred to Annex.

ARTICLE １
DEFINITIONS

Section 1.1     Certain Defined Terms. Unless stated otherwise, the terms when used in this Agreement with initial letters capitalized have the meanings set forth below:

“Affiliate” of a specified person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified person. For the purposes of this definition, “control”, when used with respect to any specified person, means the possession of the power to direct the management or policies of the specified person, directly or indirectly, whether through the ownership of voting securities or partnership or limited liability company interests, by contract or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Laws” means treaties, laws, government ordinances, ministry codes, regulations of local government, Cabinet Office regulations, rules, other administrative directions, guidelines, other policies, court decisions, judgments and orders and arbitration decisions that legally bind the Parties, including those after the execution date of this agreement.

“Balance Sheet Date” is defined in Section 3.3(j).

“Bouryokudan Members” is defined in Section 3.3(s).

“Business” means the business and operations of the Company.

“Business Day” means a day other than any Saturday, Sunday or any other day on which banks are required or authorized to be closed for business in Japan.

“Claim” means any claim, suit, judgment, order, ruling, proceeding, hearing or investigation, whether pending or threatened.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Commencement of Construction Date” means the delivery, in accordance with the terms of an engineering, procurement & construction (“EPC”) contract entered into by the Company with respect to the construction of the Project, of a full notice to proceed with all material construction activities by the Company to the EPC contractor for the Project.

“Commercial Operation Date” or “COD” means that date on which the Project achieves commercial operation under the PPA and the 20 year FIT period under the PPA commences.

“Company” is defined in the Recitals to this Agreement.

“Company IP” is defined in Section 3.3(f).

“Consent Letter” means a consent letter regarding the transfer of the Membership Interests substantially in the form of Exhibit A hereto completed and executed by the Company bearing a confirmed date stamp of a notary public.

“Encumbrances” means any and all mortgages, pledges, claims, security interests, options, purchase rights, conditional and installment sales agreements, easements, usufructs, charges, activity and use restrictions and limitations, covenants, encroachments, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind, and any restrictions on rights to receive income or voting rights.

“Environmental Claim” means any claim, action, suit, judgment, demand, proceeding, investigation, or written notice by any person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or relating to (a) the presence, or Release into the environment, of any Hazardous Substance at the site of the Project or (b) the violation, or alleged violation, of any Environmental Law or Permit.

“Environmental Laws” means all Applicable Laws pertaining to pollution or the protection of the environment, protected animals and plants, natural resources or human health and safety (with respect to exposure to Hazardous Substances), including Laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including the Soil Contamination Countermeasures Act (Act No. 53 of 2002, as amended) and the Waste Management and the Public Cleansing Act (Act No. 137 of 1970, as amended).

“FIT” means the “feed-in tariff” as defined in the FIT Act.

“FIT Act” means The Act on Purchase of Renewable Energy Sourced Electricity by Electric Utilities (Act No. 108 of 2011, as amended) of Japan.

“GAAP” means the generally accepted accounting principles of Japan as in effect from time to time.

“Godo Kaisha” (“G.K.”) means Japanese enterprise registered and governed by the law of Japan.

“Permits” means all material permits, approvals, registrations, notifications, licenses, consents and other permits that are or were necessary or required for the ownership, development, construction, operation or maintenance of the Project and to generate and sell electric energy, capacity and related products and to conduct the Business and to consummate the Transactions.

“Authority” means (a) any government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or custodial authority or power and (c) any court or governmental tribunal.

“Hazardous Substances” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is regulated under applicable Environmental Laws as a “pollutant”, “hazardous material”, “hazardous” or “toxic” substance or waste, or as a “contaminant”, or is otherwise designated, listed or regulated, or for which liability could be imposed, under applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, urea formaldehyde foam insulation, radioactive materials and lead-containing paints or coatings.

“Intellectual Property” means all patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights; trademarks, trade names, service marks, logos, internet domain names; confidential or proprietary technology, know-how, processes, trade secrets, inventions, designs, proprietary rights, proprietary data, formulae, research and development data, databases, computer software programs and other intellectual property as provided by Applicable Law, and any registrations or applications for the same and all goodwill associated therewith.

“Knowledge” or “Known” with respect to a Party means the actual knowledge, information and belief of the Party so long as it can demonstrate that it has reviewed all relevant records and made due inquiries regarding the relevant matter of all relevant directors, officers and employees (if any) of the Party and its Subsidiaries, and, if the Party cannot so demonstrate, any reference to the knowledge of such Party means the actual and constructive knowledge that such Party would have had after reviewing such records and making such inquiries.

“Land agreement” means land purchase and sale contract and land lease contract of projects.

“Loss” means any demands, suits, penalties, fines, Encumbrances, judgments, obligations, damages, claims, losses, taxes, liabilities, payments, costs and expenses, including reasonable legal, accounting and other expenses in connection therewith.

“Material Adverse Effect” means any change, circumstance or event that, individually or in the aggregate, (A) materially adversely affects the business, assets or properties, liabilities, results of operation or financial condition of the Company, other than changes, circumstances or events due to or resulting from (a) general economic or market conditions that do not affect the Company in a disproportionate manner, (b) conditions generally affecting the industries in which the Company operates that do not affect the Company in a disproportionate manner, (c) any actions required to be taken pursuant to this Agreement or the transactions contemplated hereby, (d) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war, or any effects of weather, geological or meteorological events including any hurricane, tornado, flood, earthquake or other natural disaster, (e) changes in (or proposals to change) Tax or accounting rules or principles or the interpretation thereof or (f) strikes, work stoppages or other labor disturbances or (B) is reasonably expected to materially impair or materially delay the ability of Seller to consummate the Transactions.

“Membership Interests” means all of the membership interests (shain mochibun) in the Company, constituting the entire membership interests of the Company.

“Organizational Documents” means articles of incorporation, member determination, certificate of full payment, application for incorporation, seal application and seal certificate of representative member and other documents necessary for incorporation.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“Permitted Encumbrances” means any of the following Encumbrances: (a) any Encumbrance for Taxes not yet due or delinquent; (b) any Encumbrance arising in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent; (c) imperfections or irregularities of title and other Encumbrances that do not, individually or in the aggregate, materially detract from the value of the affected property or materially detract from the suitability of the affected property for development of the Project; (d) zoning, planning, and other similar limitations and restrictions, and all rights of any Authority to regulate any property that do not, individually or in the aggregate, materially detract from the value of the affected property or materially detract from the suitability of the affected property for development of the Project; (e) Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, and Encumbrances to secure claims for labor, materials or supplies with respect to a liability that is not yet due or delinquent; and (f) any Encumbrances created by or through Purchaser.

“PPA” means the power purchase agreement (tokutei keiyaku) and the interconnection agreement to be entered into between the Company and the Utility in relation to the Project in accordance with FIT Act.

“Project” is defined in the Recitals of this Agreement.

“Project Assets” means all of the assets, properties and rights constituting the Project.

“Purchase Price” means the payments described in Section 2.2,

“Purchase Price Payment” is defined in Section 2.3, 2.4, 2.5, 2.6 and 2.7.,

“Buyer” is defined in the preamble to this Agreement.

“Real Property” is the lands listed in Schedule 1.1.

“Records” means, unless determined or deemed to be privileged and confidential or otherwise subject to attorney-client privilege or is attorney work product, books, records, documents, contracts, data or information, whether in electronic or physical form, to the extent reasonably relating to the Company in the possession of Seller, the Company or their Affiliates as of the Closing.

“Release” means any spilling, leaking, discharging, disposing, pumping, pouring, emitting, emptying, injecting, leaching or dumping of any Hazardous Substance.

“Remediation” means any action required by a Authority to address a Release or threatened Release or the presence of Hazardous Substances on or in the soil, surface water or groundwater.

“Representatives” means representing member, officers, directors, executive officers or equivalent persons who execute business.

“Seller” is defined in the preamble of this Agreement.

“Seller Bank Account” means the following account: the general account with account number 033087099895, in the name of Re capital Pte. Ltd., at the Branch of Cathay United Bank.

“Subsidiary” means, with respect to any person, any person of which more than 50% of the total voting equity interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other similar persons) or the ability to elect a majority of the directors, managers or trustees thereof (or other similar persons) is at the time owned or controlled, directly or indirectly by, such person.

“Tax” or “Taxes” means any tax, fee, tariff, impost and other charge of any kind imposed by any Taxing Authority based upon, measured by or calculated with respect to income, profits, receipts, windfall, real or personal property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, together with any interest, penalties or additions attributable to such tax, whether disputed or not.

“Taxing Authority” means any government, agency, or political subdivision of any such government having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax.

“Tax Return” means any return, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.

“Third Party” means a person that is not included among Parties.

“Third Party Claim” means a claim by a Third Party, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a person undertake Remediation.

“Transaction Documents” means this Agreement and any certificates delivered pursuant to this Agreement or any such other agreements or documents contemplated hereby or thereby.

“Transactions” means the purchase and sale of the Membership Interests, at the Closing pursuant to this Agreement and all other transactions contemplated hereby or thereby.

“Utility” means Tokyo and Tohoku Electric Power Company, Inc..

“Yen” or “¥” means the lawful currency of Japan.

“USD” or “$” means the lawful currency of United States of America.

Section 1.2     Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)     except as expressly provided otherwise, reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(b)     any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

(c)     “hereunder”, “hereof”, and “hereto” are references to this Agreement as a whole and not to any particular Section or other provision in this Agreement;

(d)     “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e)     any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified, or supplemented as of the date hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

ARTICLE 2

Purchase and sale; Closing

The parties have reached the following agreement:

1. The projects are currently housed in separate G.K.s, which are directly owned by seller.

2. Total sales price of entire G.K. interest shall be at USD 8,800,000 (United States dollar Eight million eight hundred thousand). Purchaser also agrees to pay the cost and expenses described in Article 2, Clause 8 of this Agreement.

3. Purchaser shall pay USD 3,300,000 (United States dollar three million three hundred) by cash and will pay USD 5,500,000 (United Status dollar five million five hundred) by equivalent value of shares owned by Solar Power Inc. (OTCBB: SOPW) to seller. The amount of share against USD 5,500,000 may be determined as average price between 9th April and 15th April 2015 before 1830 o’clock Beijing time accounting by working days.

4. The agreement is deemed valid when a total of USD 1,760,000 (One Million Five Thousand United States Dollar) deposit is made to seller’s designated account mentioned below by 20th April.2015.

Payee’s name;                 RE Capital Pte. Ltd.

Payee’s bank;                  Cathay United Bank

Bank address;                  3/F, No.65, Kuan-Chien Road, Taipei, Taiwan ROC

Bank account Number;   033087099895

SWIFT code;                    UWCBTWTP033

5. Purchaser shall pay USD 3,520,000 (Three Million Five Hundred and Twenty Thousand United States dollar) of total sales price to seller by cash and share by 30th April 2015.

6. Purchaser shall pay USD 3,520,000 (Three Million Five Hundred and Twenty Thousand United States dollar) of total sales price to seller by share by 15th May 2015.

7. For each and every project and G.K. transfer, parties agreed to sign the “Mutual Development and Project hand over Contract”, as the annex of this contract, before by 20th April 2015.

8. Seller already paid costs and expenses for project which will be described by “Mutual development and project handover contract” for each GK. Purchaser will pay exact amount of those costs and expenses with invoices issued by RE Capital K.K. to Purchaser upon the date of the project and G.K. transfer.

9. Seller undertakes to guarantee seller that upon receiving full payment, the ownership (i.e. GK interest) of the projects will be duly and fully transferred to buyer who will then have the right to reappointment the directors of GKs. Provided always that such entities are legitimate and the transfer is legally permissible.

10. Seller shall guarantee its rights and its performance legally and technically up to its completion. Purchaser will reserve its right to claim to return partially or entire amount of payment from Seller in case of failure or defects caused.

Article 3

Representations and warranties of seller

Section 3.1.     Representations and Warranties regarding Seller. Seller represents and warrants to Purchaser that the following items are true and accurate on as of the dates hereof, the date of this agreement and as of the dates of each price payment.

(a) Seller has all requisite power and authority to own its assets and has full authority and right to execute and fulfill the terms of this agreement. Seller has not received a judgement for commencement of guardianship, curatorship or assistance, and no arbitrary guardian has been assigned to seller.

(b) Seller is not unable to make payments and has not suspended payments, and no petition has been filed with respect to seller for commencement of bankruptcy, civil rehabilitation or other insolvency proceedings, not does any cause for such proceedings exist. The execution or performance of this agreement or the transaction document will not cause seller to become insolvent or to not make or suspend payments, and to the knowledge or seller, there is no risk that such events will occur.

(c)     Authorization of Transactions. Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Documents by each party thereto other than Seller, the Transaction Documents to which Seller is a party constitute valid and legally binding obligations of Seller, enforceable against Seller, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally.

(d)     Non-Contravention. The execution and delivery by Seller of the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not: (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any material contract to which Seller is a party that relates to the Business or the Project; (ii) violate, contravene or conflict with, or result in a breach of, any Permit or any Applicable Laws, applicable to Seller, the Business or the Project; or (iii) require that Seller obtain the consent or approval of, make any filing with, or provide notice to any person, which, if not obtained, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.2     General Representation and Warranties regarding the Company. Seller represents and warrants to Purchaser that the following items are true and accurate as of the date hereof, the Closing Date and as of the date of each Purchases Price Payment.

(a)     Authority. The Company is duly organized and validly existing godo kaisha (G.K.) under the Laws of Japan, and has all requisite power and authority to own, lease and operate the properties and to carry on the business as they are now being conducted.

(b)     Organizational Documents. Seller has delivered to Purchaser true, complete and correct copies of the Organizational Documents of the Company (as amended through the date of delivery). All of such Organizational Documents are in full force and effect, and have not been amended or terminated after the date of delivery to Purchaser, except for such amendments to or terminations of any such Organizational Documents as are approved in writing by Purchaser as of the date hereof or as of the Closing Date, as applicable.

(c)     Bank Accounts. Schedule 3.2 contains a true and complete list of (i) the names of all banks and other financial institutions with which the Company has an account, deposit or safe deposit box, along with the account numbers and the names of all persons holding check signing or withdrawal power or other authority with respect thereto, and (ii) the managers and officers of the Company.

(d)     Insolvency. Company is not insolvent, is not unable to make payments and has not suspended payments, and no petition has been filed with respect to the Company for commencement of bankruptcy, civil rehabilitation or other insolvency proceedings, nor does any cause for such proceedings exist. The execution or performance of this Agreement or the Transaction Documents will not cause the Company to become insolvent or to not make or suspend payments, and to the Knowledge of Seller, there is no risk that such events would occur.

(e)     Authorization of Transactions. The Company has all requisite power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Documents by each party thereto other the Company, the Transaction Documents to which the Company is a party constitute valid and legally binding obligations of the Company, enforceable against the Company, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally.

(f)     Non-Contravention. The execution and delivery by the Company of the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not: (i) violate, conflict with or result in a breach of any provisions of the Organizational Documents of the Company; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any contract to which either the Company is a party or by which its respective assets are bound; (iii) violate, contravene or conflict with, or result in a breach of, any Permit or any Applicable Laws, applicable to the Company, the Business or the Project; or (iv) require that the Company obtain the consent or approval of, make any filing with, or provide notice to any person, which, if not obtained, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.3     Other Representation and Warranties regarding the Company and Seller. Seller further represents and warrants to Purchaser as of the date hereof and shall further represent and warrant to Purchaser that the following items are true and accurate on as of the date hereof, on and as of the Closing Date, and as of the date of each Purchases Price Payment.

(a)     The Membership Interests.

(i)     The Seller is the sole and absolute owner of all rights in the Membership Interests and has perfected all rights therein. Only the Seller has the right to dispose of the Membership Interests.

(ii)     There are no defense grounds which would interfere with the formation, continued existence or exercise of the Membership Interests, and there are no laws or regulations which would interfere with the transfer of the Membership Interests to anyone.

(iii)     There has been no transfer to third parties of, and no security interests or other rights of use have been created with respect to, the Membership Interests, and there are no dispositions of the Membership Interests which harm or could harm the rights of the Purchaser, and there are no Encumbrances (any lien, pledge, collateral assignment, attachment, provisional attachment, preservative attachment, provisional disposition, third party acquisition right or other similar proceedings regardless of form). Seller has not incurred any obligation to dispose of the Membership Interests to a third party (regardless of whether such obligation is incurred orally, in writing, as a result of the existence or non-existence of a registration or as a result of any other process or circumstance). In addition, the execution of and entry into this Agreement and the performance of the transaction contemplated hereby will not result in any such obligation being incurred.

(iv)     The formation, continued existence, exercise or ownership of the Membership Interests is not subject to any litigation, arbitration, mediation or other dispute resolution proceeding (whether instituted by public institutions or not) or administrative proceeding, and, to Seller’s knowledge (after due inquiry), there is no concrete risk of the same.

(v)     There is no ruling, decision, order or court-imposed settlement with respect to the Membership Interests or any of their related rights, and there is no litigation, or other legal proceeding (including, without limitation, a petition by a third party for attachment, provisional disposition, provisional attachment, compulsory sale or auction), dispute resolution proceeding or administrative proceeding before any court, dispute resolution organization or other administrative body with respect to the Membership Interests or any of their related rights, and, to the Seller’s knowledge (after due inquiry), there is no concrete risk of the same.

(vi)     The Membership Interests have been subscribed have not been redeemed and are fully paid. To the Seller’s knowledge (after due inquiry), the subscription is effective and legal.

(vii)     The transfer of the Membership Interests pursuant to this Agreement is intended by the Seller to be a true transfer. The Seller, in entering into this Agreement, does not have the intent to hide or fraudulently convey assets, or otherwise harm creditors, and, the entry into this Agreement by the Seller will not harm any of the Seller’s creditors and does not constitute an illegal or dishonest transaction.

(b)     Litigation. There is no Claim, to the Knowledge of Seller, threatened against or relating to Seller or the Company by any person before any Authority or arbitrator, which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(c)     Compliance With Laws. There is no continuing, and to the Knowledge of Seller, there has been no prior violation by the Company or the Business of any Applicable Laws applicable to the Company, the Business or the Project.

(d)     Permits. Schedule 3.3(d) sets forth a list of the Permits in accordance with Applicable Law, including Environmental Laws and the FIT Act. The Company has obtained all of the Permits set forth therein and all such Permits are final, in full force and effect and non-appealable. The Company is, and at all times has been, in compliance in all material respects with all applicable Permits. Neither Seller nor the Company has received written notice from any person that Seller, the Company or the Business is in violation or may be in violation of any Permit or Applicable Law or that any Permit is or may be subject to any legal proceeding or to any unsatisfied condition.

(e)     Real Property.

(i)     Schedule 1.1 contains complete and accurate descriptions of Real Property .

(ii)     The Company has good, valid and marketable title to all of its properties and assets, including, as applicable, the Project Assets and its properties and assets reflected in any of its financial statements, and has good, valid interests in the Real Property, in each case subject to no Encumbrances, other than Permitted Encumbrances, and there are no options, purchase rights, rights of first refusal or similar rights that would confer on the holder thereof the right to acquire any of the Company’s properties or assets, including any of the Real Property.

(iii)     Seller has delivered to Purchaser a correct and complete copy of the Land agreement (as amended to date). With respect to the Land agreement : (A) the Company has performed its obligations thereunder in all material respects and is not in default thereunder; (B) no defaults are currently alleged in writing thereunder, by the Company against any other party or parties thereto, nor, to the Knowledge of Seller, by any other party or parties thereto against the Company, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the Company, or permit the termination, modification or acceleration of purchase price or other payment or amount under such Land agreement by the other party or parties thereto or to the Knowledge of Seller, would constitute such a breach or default by the other party or parties thereto, or permit the termination, modification or acceleration of purchase price or other payment or amount under such Land agreement by the Company; and (C) such Land agreement is a valid and binding obligation of the Company, as applicable, and to the Knowledge of Seller is a valid and binding obligation of each other party thereto, and is in full force and effect.

(iv)     To the Knowledge of Seller, all of the Real Property and other properties owned, leased or used by the Company that collectively comprise the Project Assets are in good operating condition and repair subject to normal wear and tear.

(v)     To the Knowledge of Seller, each parcel of Real Property complies in all respects with all real property Laws. There is no pending or, to the Knowledge of Seller, contemplated, expropriations, re-plotting or urban renewals of any Real Property.

(vi)     There are no pending or, to the Knowledge of Seller, threatened proceedings to (A) condemn, take or demolish the Real Property or any part thereof, (B) declare the Real Property or any part of it a nuisance or (C) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. The Real Property is sufficient to enable the Company to conduct its operations in accordance with all Governmental Approvals, Permits and the relevant Transaction Documents and all other existing contracts, including providing adequate ingress and egress for any reasonable purpose, in connection with the operation and routine maintenance of the Project for at least 20 years from the Commercial Operation Date.

(f)     Intellectual Property.

All material Intellectual Property of the Company (the “Company IP”), whether owned, licensed or deemed to be licensed. The Company IP owned by the Company is in good standing and, to the Knowledge of Seller, is valid and enforceable and constitutes all material Intellectual Property necessary to own, develop, construct, operate and maintain the Project. The Company owns or licenses and possesses all right, title and interest in and to, or possesses the valid right to use, all of the Company IP free and clear of any Encumbrances. Neither Seller nor any of its Affiliates has received any notice of infringement or misappropriation from any third party with respect to any Company IP. To the Knowledge of Seller, the use by the Company of any Company IP does not violate, infringe or misappropriate any intellectual property rights of any third party, and no third party is infringing or misappropriating any of the Company IP owned by the Company. The Company has not assigned or licensed the Company IP to any third party.

(g)     Environmental Matters.

(i)     (A) Seller and the Company are and at all times have been in compliance with all Environmental Laws, other than any failures to comply that would reasonably be expected not to have a Material Adverse Effect and (B) in siting, constructing and developing the Project, Seller and the Company have implemented as of the date hereof and Seller will have implemented as of the Commercial Operation Date the best management and mitigation practices set forth in any letters from Governmental Authorities.

(ii)     Seller has furnished or made available to Purchaser true and correct copies of all reports, surveys, studies, analyses, tests, monitoring, assessments, sampling results and audits with respect to plants, birds, bats and other wildlife and environmental matters relating to the Real Property either performed by or on behalf of either Seller or its Affiliates in connection with the assessment, development, planning, engineering, procurement, development, construction, operation or maintenance of the Project or which, to the Knowledge of Seller, ever have been produced. Seller has furnished or made available to Purchaser true and correct copies of all correspondence, excluding routine email correspondence, with Governmental Authorities with respect to environmental matters relating to the Project and the Real Property, including documents, if any, relating to Permits, site conditions, jurisdictional waters and wetlands, wildlife, cultural resources and wildlife, avian and bat impacts, and post-construction monitoring or other issues arising under Environmental Laws.

(iii)     Schedule 3.3(g) discloses all matters Known or ought to have been known to Seller or the Company relating to the Project that could reasonably be expected to result in an Environmental Claim or have a Material Adverse Effect under Environmental Laws.

(h)     Tax Matters.

(i)     All Tax Returns required to be filed for, by, on behalf of, or with respect to the Company have been timely filed and copies thereof have been provided by Seller to Purchaser. All such Tax Returns are true and correct in all material respects and were prepared in substantial compliance with all Applicable Laws. All Taxes due and owing by the Company have been paid. The Company is not currently the beneficiary of an extension of time within which to file any Tax Return. There are no Encumbrances for Taxes (other than Taxes which are not yet due and payable) upon the Project Assets. All Taxes required to have been withheld and paid by the Company have been withheld and timely paid, and all filings required to be filed with respect thereto have been properly completed and timely filed. There are no tax audits of the Company, Seller or any Affiliate thereof pending or, to the Knowledge of Seller, threatened, that relate in any way to the Project or the Project Assets, and the Company has not agreed to any extension of a statute of limitations for Tax assessments. No power of attorney relating to Taxes is in effect with respect to the Company or the Project Assets. No ruling requests have been submitted to any tax authority in connection with the Company, the Project or the Project Assets.

(ii)     All examination reports and statements of deficiencies issued to or with respect to the Company, the Project or the Project Assets, including any such reports and statements issued to Seller or any Affiliate thereof, have been provided to Purchaser.

(iii)     The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for Taxes of any person as a transferee or successor, by contract or otherwise.

(i)     Financial Statements. Seller has delivered to Purchaser the unaudited balance sheet as of 31st March , 2015 (such date, the “Balance Sheet Date”) and statements of operations, statement of changes in members and notes to specific items. The financial statements were prepared in accordance with GAAP, and present fairly in all material respects the financial position of the Company as of the date thereof and the results of operations for the period then ended, subject to normal year-end audit adjustments.

(j)     Undisclosed Liabilities; Absence of Certain Financial Changes or Events.

(i)     The Company has no liability or obligation, secured or unsecured, of a nature that would be required by GAAP to be reflected in the financial statements, that is not accrued, reserved against or reflected in the financial statements or disclosed in the notes thereto other than current liabilities incurred in the ordinary course of business since the Balance Sheet Date.

(ii)     Since the Balance Sheet Date, there has not been any event or occurrence that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(iii)     Except as specifically contemplated by this Agreement, the Company has carried on the Business in all material respects in the ordinary course of business.

(k)     Limited Purpose Entity; No Employees. The Company at all times has engaged only in business related to the Project and has not engaged in any other business. The Company does not have and never has had any employees, nor maintained, sponsored, administered or participated in any employee benefit plan or arrangement. The Company has no liability to any past or present employee, officer, director, manager or agent of Seller or any Affiliate of Seller.

(l)     FIT. The Company has secured a procurement price of 36 Japanese yen per kwh (exclusive of consumption tax) and there is no reason that the Company will be rendered unable to receive such full benefit for the 20 year period after the Commercial Operation Date.

(m)     Affiliates. No Affiliate of Seller (other than the Company) (i) owns any property or right, tangible or intangible, which will be used in the Project, (ii) has any claim or cause of action against the Company or (iii) owes any money to, or is owed any money by, the Company. There are no existing contracts between the Company, on the one hand, and any (i) Affiliate of Seller or the Company (other than the Company), on the other hand, or (ii) (A) any officer, manager or director of the Company or (B) any Affiliate of any such officer, manager or director, on the other hand.

(n)     Books and Records. The minutes of the Company and the Records accurately reflect in all material respects the godo kaisha’s proceedings and the Business since the Company’s inception. Seller has made available to Purchaser a true, complete and correct copy of the Records of the Company. The Records have been kept and maintained in all material respects as required by Applicable Laws.

(o)     Project Development. All material written agreements, studies and reports in Seller’s or the Company’s possession are listed on Schedule 3.3(o). Other than as disclosed in Schedule 3.3(o), neither the Company nor any of its Affiliates has received written notice (or, to the Knowledge of Seller, any oral notice) from the Utility, that the Utility has taken or has determined to take any action with respect to termination of such queue positions or rights under any agreements set forth on Schedule 3.3(o). The interconnection study fee and other payments required the Utility in relation to the Project have been made, and all reports and other information, required in order to maintain such interconnection listed on Schedule 3.3(o) have been filed.

(p)     Solar Data. Seller and the Company have furnished or made available to Purchaser true and correct copies of all reports, studies, analyses, tests, monitoring and assessments with respect to solar data measured or recorded at the site of the Project performed by or on behalf of Seller, the Company or their respective Affiliates in connection with the engineering, procurement, development, construction and operation of the Project or the Project Assets or which to the Knowledge of Seller ever have been produced .

(q)     Other Consultant Reports. Seller and the Company have furnished or made available to Purchaser true and correct copies and results of all of the material reports, studies, analyses, tests, monitoring and assessments obtained by or on behalf of Seller, the Company or their respective Affiliates relating to the Project or the Project Assets.

(r)     Utilities. As of the Closing Date, all utility services reasonably necessary for the development, construction or operation of the Project are available or can reasonably be expected to be available as and when required.

(s)     Anti-Social Forces. None of Seller or the Company or any of their representatives constitutes, or is engaged in anti-social activities directly or through third parties, with persons that are:  (i) bouryokudan organized crime groups (“bouryokudan” as defined under Article 2(ii) of the Act on Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of 1991, including subsequent revisions)); (ii) members of bouryokudan (“bouryokudan in” as defined under Article 2(vi) of the same act) or former bouryokudan members with less than five (5) years having passed since separation; (iii) associate members of bouryokudan; (iv) companies affiliated with bouryokudan; (v) soukaiya racketeer groups; (vi) groups conducting criminal activities under the pretext of social campaigns; (vii) crime groups specialized in intellectual crimes; (viii) other entities equivalent to items (i) through (vii); (ix) companies whose management is influenced by a person to which any of items (i) through (viii) apply (“Bouryokudan Members”); (x) companies whose management substantially involves Bouryokudan Members; (xi) persons who wrongfully engage Bouryokudan Members for the purpose of gaining unjust profit for themselves, their company or a third party or for the purpose of harming a third party; (xii) persons who provide funds or assistance to or are otherwise involved with Bouryokudan Members; and (xiii) directors or other persons substantially involved in management who have socially unacceptable relationships with Bouryokudan Members.

(t)     Disclosures Complete. (i) The written responses provided by Seller or its Affiliates to the written questions from Purchaser during the course of due diligence, (ii) the written information provided by Seller or its Affiliates to any third party consultant for purposes of the preparation of any reports delivered by such third party consultant on the Closing Date and (iii) the written information provided by Seller or its Affiliates to Purchaser or its Affiliates have been prepared and provided in good faith, and there has been no intentional exclusion of any material information in the assembly of any written materials made available to Purchaser or its Affiliates. No representation or warranty made by Seller in this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

(u)     Schedule Update. Seller shall immediately notify to Purchaser, including the manner of updating the Schedules, on or prior to the Closing, any update of the Schedules in relation to this Article containing any matters arising or discovered after the date hereof. Upon written consent by Purchaser, applicable Schedule will be updated or replaced by such updates of the Schedule.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1     Representations and Warranties regarding Purchaser. Purchaser represents and warrants to Seller that the following items are true and accurate on as of the date hereof, the Closing Date and as of the date of each Purchases Price Payment

(a)     Organization and Existence. Purchaser is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of Japan and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)     Authorization of Transactions. Purchaser has all requisite corporate or other power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or other action required on the part of Purchaser, and no other corporate or other proceedings on the part of Purchaser are required to authorize the Transaction Documents to which it is a party or to consummate the Transactions. Assuming the due authorization, execution and delivery of the Transaction Documents by each party thereto other than Purchaser, the Transaction Documents to which Purchaser is a party constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally.

(c)    Non-Contravention. Neither the execution and delivery by Purchaser of the Transaction Documents to which it is a party, nor the consummation of the Transactions by Purchaser, will: (i) violate, conflict with or result in a breach of, any provisions of the Organizational Documents of Purchaser; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained and disclosed to Seller in writing; (iii) violate, contravene or conflict with, or result in a breach of, any Applicable Laws applicable to Purchaser; or (iv) require that Purchaser obtain the consent or approval of, make any filing with or provide notice to any person which, if not obtained, would prevent Purchaser from performing its obligations under this Agreement.

(d)     Litigation. There is no Claim relating to Purchaser or its Affiliates before any Authority or arbitrator, which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the Transactions.

(e)     Consents and Approvals. No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of the Transaction Documents by Purchaser or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated by the Transaction Documents by Purchaser, except for consents, approvals, authorizations, permits, filings or notices that, if not obtained or made, have not resulted in, and would not reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the Transactions.

ARTICLE 5
COVENANTS OF THE PARTIES

Section 5.1     Development Cooperation. Seller shall cooperate with and assist Purchaser and the Company to develop the Project, obtain all Permits and Governmental Approvals required in connection therewith and to perform all other necessary acts and services to ensure that the Project achieves the state of Ready for Construction.

Section 5.2     Obtaining and Delivery of Document. Seller shall, as requested by Purchaser, obtain and deliver documents submitted to Ministry of Economy, Trade and Industry, the Utility or the Authority etc. and other documents in relation to the Project reasonably requested by Purchaser to Purchaser.

Section 5.3     Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request and expense of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions (collectively, the “Further Actions”) as may reasonably be required (including amendments to the Organizational Documents of the Company and filing of the registry of the Company in connection with change in the holders of membership interests and directors of the Company), to evidence and give effect to the purchase and sale of the Membership Interests hereunder. If a party is liable for the Further Actions, expenses for such Further Actions shall be borne by such liable party.

Section 5.4     Change of the Articles of Incorporation. On the Closing Date and as otherwise necessary, Seller shall cause the Company to amend its Organizational Documents with respect to a change in the holders of Membership Interests of the Company and Purchaser shall reasonably cooperate with Seller in connection with such change.

ARTICLE 6
ACCESS and Confidential Information

Section 6.1     General Access. Seller shall permit Purchaser and its respective representatives to have reasonable access, during normal business hours, upon reasonable prior notice and in a manner so as not to disrupt or interfere unduly with the business operations of Seller, to the materials and Records of Seller relating to the Project.

Section 6.2     Confidential Information. Seller and Purchaser agree to refrain from disclosing to third parties all information acquired as a result of, or collected in connection with, this Agreement (with the exception of information known or publicly available at the time of its receipt, information made public after execution of this Agreement without violation of this section by Seller or Purchaser, and information legally obtained from a third party not bound to confidentiality obligations), except when required by applicable laws or government agencies, or to execute obligations under this Agreement, or to disclose information to attorneys, tax accountants, certified public accountants or other expert advisors bound by confidentiality obligations, or to disclose information to related parties, after imposing confidentiality obligations, to achieve the purposes of this Agreement or related agreements, or if otherwise previously agreed in writing, and to refrain from using such information for purposes other than those of this Agreement and related agreements. Notwithstanding the preceding paragraph, Seller agrees that Purchaser shall have the right to freely disclose the contents of this Agreement and any information acquired as a result of, or collected in connection with, this Agreement to any third parties related to the Project (including, but not limited to, affiliated companies of Purchaser and third party investors and arrangers and their advisors).

ARTICLE 7
COMPENSATION FOR DAMAGES

Section 7.1     Compensation for Damages. In the event that either of the Parties (“Liable Party”), in relation to this Agreement or the Real Property, inflicts any damage or injury to the Real Property, the other Party or a third party intentionally or through negligence, the Liable Party shall notify the other Party and (i) when such damage or injury is incurred by the other Party, promptly compensate such damage or injury by restoring the Real Property to its original state or by other measures according to the request of the other Party, and (ii) when such damage or injury is incurred by a third party, shall promptly compensate such damage or injury upon consultation with the other Party.

Section 7.2     Third Party Dispute.     If a dispute arises with a third party in the case of the above paragraph, the Liable Party shall be responsible for handling and resolving such dispute at its own expense. The Liable Party shall not burden the other Party with any damages, and any damages incurred by the other Party shall be compensated by the Liable Party.

Section 7.3     Prior Execution Items. The Seller undertakes to indemnify and hold the Purchaser harmless against claims, requests, penalties and any other liabilities arising from violation of Applicable Laws existing on the Real Property prior to the date hereof (including violation of environmental regulations and those discovered after the date hereof, same shall apply hereinafter). The Seller shall handle and resolve any division of expenses at its own charge and expense and shall promptly compensate the Purchaser for any damages incurred. The Seller shall also be accountable for any damages or other expenses required to eliminate limits that the Purchaser should suffer as a result of limitations on the full availability of the Real Property (whether temporary or permanent and regardless of the degree of limitation) arising from violation of Applicable Laws existing on the Real Property prior to the date hereof.

ARTICLE 8
Purchaser’s Conditions to Closing

The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which Purchaser expressly waives in writing:

Section 8.1     The Receipt of Deliveries by Seller. Purchaser shall have received all of the documents required to be delivered by Seller to Purchaser on or prior to Closing under this Agreement (including the documents provided in Section 2.3(a)).

Section 8.2     Compliance with Provisions and Fulfillment of Conditions. Seller shall have performed or complied in all material respects with all covenants and agreements contained in the Transaction Documents as required to be performed or complied with on its part at or prior to the Closing and there shall be no default or breach by Seller thereunder, and all conditions (including conditions under Sections 2.2(b) and 2.2(c)) under the Transaction Documents are fulfilled.

Section 8.3     Representations and Warranties. The representations and warranties of Seller and the Company set forth in the Transaction Documents that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Seller and the Company set forth in the Transaction Documents that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date (except for such representations and warranties that relate to a specific date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date).

Section 8.4     No Material Adverse Effect. There shall not have occurred any event or circumstance having a Material Adverse Effect that is continuing.

Section 8.5     No Restraint. There shall be no:

(a)     injunction or restraining order by any Authority of competent jurisdiction over the Parties that directs that the Transactions or any other obligation under the Transaction Documents shall not be consummated as herein provided;

(b)     suit, action or other proceeding by any Authority of competent jurisdiction over the Parties pending, wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions or any other obligation under the Transaction Documents; or

(c)     action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Authority of competent jurisdiction over the Parties that would render the purchase and sale of the Company Membership Interests illegal;

Section 8.6     Due Diligence. Purchaser shall be satisfied with the results of all due diligence performed by Purchaser as of the Closing in its sole discretion.

ARTICLE 9
Seller’s Conditions to Closing

The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which Seller waives in writing:

Section 9.1     The Receipt of Deliveries by Purchaser. Seller shall have received all of the documents required to be delivered by Purchaser to Seller on or prior to Closing under this Agreement (including the documents provided in Section 2.3(b)).

Section 9.2     Compliance with Provisions. Purchaser shall have performed or complied in all material respects with all covenants and agreements contained in the Transaction Documents on its part as required to be performed or complied with at or prior to the Closing and there shall be no default or breach by Purchaser thereunder.

Section 9.3     Representations and Warranties. The representations and warranties of Purchaser set forth in the Transaction Documents that are qualified with respect to materiality (whether by reference to material adverse effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in the Transaction Documents that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date (except for such representations and warranties that relate to a specific date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date).

ARTICLE 10

GENERAL PROVISIONS

Section 10.1     Expenses. Whether or not the Transactions are consummated, except as otherwise specifically provided in any other provision of this Agreement, all costs and expenses (including attorneys’, accountants’, financial advisors’ and other consultants’ and advisors’ fees, costs and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement shall be paid by the Party incurring such expense.

Section 10.2     Entire Document; Modification or Amendment. The Transaction Documents (including the Exhibits and Schedules hereto or thereto) contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of the Transaction Documents shall be effective unless made in writing and duly signed by each of the Parties referring specifically to the Transaction Documents to be so amended or modified.

Section 10.3     Schedules and Exhibits. All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.

Section 10.4     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.5     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.6     Assignability. The rights under this Agreement shall not be assignable or transferable nor the obligations delegable by any Party without the prior written consent of each of the other Parties, which consent may be granted or withheld in each such other Party’s sole discretion; provided, that, Purchaser may assign or transfer, without the prior written consent of Seller, in whole or in part, its rights under this Agreement to any of its Affiliates. Any assignment of any rights in contravention of this provision shall be null and void.

Section 10.7     Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 10.8     Governing Law and Forum.

(a)     This Agreement shall be governed by and interpreted according to the laws of Japan.

(b)     Any dispute arising under this Agreement may be referred by either Party for final determination through arbitration by providing written notification of the dispute to the other Party within sixty (60) days after such dispute arises. Such arbitration shall be held in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. Counterclaims in connection with such arbitration may be asserted in the same arbitration by any disputing Party. The arbitration shall be conducted in the Japanese language. The award rendered in connection with such arbitration shall be final and binding upon both Parties involved in the arbitration. The prevailing Party, as determined by the arbitrator, shall be entitled to reimbursement of its attorneys’ fees and costs incurred in connection with such arbitration.

Section 10.9     Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by facsimile and properly addressed as follows:

This agreement shall be governed by and interpreted in accordance with the law of Japan. Any amendments to this agreement shall be made in writing and signed by the parties.

The parties have caused this agreement to be executed on the date first written above.

For and on behalf of	For and behalf of

SPI Solar Japan GK	RE Capital Pte. Ltd.

/s/ Akira Asai	/s/ Li Jun
Name: Akira Asai	Name: Li Jun
Title: Authorized Signatory	Title: Authorized Signatory